Registration No. 333-85886 Rule 424(b)(3)
Pricing Supplement		Pricing Supplement Number 55 (a) Dated Monday, July 21, 2003
CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis
44181EA32	$1,578,000.00	1.500%	$1,554,330.00	Step	4.00% to 5.00%	Semi-Annual	30/360
Maturity Date	1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking	Moodys Ranking	S & P Rating
07/15/2013	01/15/2004	$19.00	Yes	Senior Unsecured Notes	A1	A

Redemption Information: Callable at 100.000% on 07/15/2005 and every coupon date thereafter.

Note: ***Step-Up HFC InterNotes*** Initial Coupon 4.00% steps to 5.00% on 7/15/05 and thereafter.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital LLC.
Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS Financial Services Inc.

The HFC InterNotes will be subject to redemption at the option of Household Finance Corporation in whole on the interest payment date occurring any time on or after 07/15/2005 at a redemption price equal to 100% of the principal amount of the HFC InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.
Recent Developments: Reference is made to the Company's Form 8-K Current Report dated March 28, 2003 for information regarding the acquisition of Household International, Inc., the Company's parent, by HSBC Holdings plc.

Household Finance Corporation 2700 Sanders Road Prospect Heights, IL 60070

Trade Date: Monday, July 21, 2003 @12:00 PM ET
Settlement Date: Thursday, July 24, 2003
Minimum Denomination/Increments: $1,000.00/$1,000.00
All Trade Settle Flat and clear SDFS: DTC Book Entry Only
DTCNumber: 0262 via BNY Clearing Services, LLC
InterNotes(SM) is the service mark of Incapital LLC.
All rights reserved.

						Household Finance Corporation $10,000,000,000 HFC InterNotes Prospectus Dated 30-April-03 Page 1 of 1